PHYSICIAN EMPLOYMENT & MEDICAL DIRECTOR AGREEMENT

This PHYSICIAN EMPLOYMENT & MEDICAL DIRECTOR AGREEMENT (“Agreement”), dated as of January 6, 2017 (“Effective Date”), is entered into by and between Nobilis Health Network, Inc., a Texas certified nonprofit health organization (“Nobilis”), and Carlos R. Hamilton, III, M.D., a Texas licensed physician (“Physician”) (each individually, a “Party”; collectively, the “Parties”).

I.	RECITALS

1.Nobilis is a Texas certified nonprofit health organization organized under the Texas Business Organization Code (“TBOC”) to provide health care services to its patient population;

2.	Physician is licensed to practice medicine in the State of Texas; and

3.Physician, being willing to be employed by Nobilis, and Nobilis, being willing to employ Physician, on the terms, covenants and conditions hereinafter set forth, agree as follows:

II.	EMPLOYMENT, TERM, LICENSE TO PRACTICE, AND SERVICE REQUIREMENTS

1.Employment. Nobilis hereby employs Physician, and Physician hereby accepts such employment, upon all the terms and conditions set forth in this Agreement.

2.Term. The term of employment under this Agreement shall begin no later than March 1, 2017 (“Commencement Date”), and continue for a period of two (2) years (“Initial Term”) and shall automatically renew for additional 1 (one) year terms, unless terminated as provided in Article VI below. The Initial Term and any additional terms together shall constitute the Term of this Agreement.

3.License to Practice; Board Specialization. Physician possesses and shall maintain a valid and unrestricted license to practice medicine in the State of Texas and shall act at all times during the term of this Agreement in accordance with all applicable state and federal statutes and regulations and in a manner that is not reasonably anticipated to injure the reputation of Nobilis or its other physician employees or affiliated physicians. Physician is and shall remain Board Certified in the field of Interventional Radiology.

III.	DUTIES

1.Duties. During the Term of this Agreement, Physician shall devote substantially all of his full professional time and efforts to and for the benefit of Nobilis unless otherwise provided herein. Physician shall render professional medical care and treatment, consistent with Physician’s licensing and medical specialty, to patients of Nobilis at such facility or facilities as mutually agreed to by Nobilis and Physician; provided, that Physician shall render professional medical care and treatment related to venous disease to patients of facilities owned by Nobilis or its affiliate entities, within a fifteen (15) mile radius of the vein clinic located at 4690 Sweetwater
Boulevard, Sugar Land, Texas, 77479 (the “Sugar Land Clinic”), and facilities within a fifteen
(1)mile radius of Southwest Freeway Surgery Center, LLC located at 4120 Southwest Fwy, Houston, Texas 77027 (“SW Freeway Surgery Center”). In addition, Physician shall serve as the Medical Director of Interventional Radiology (“Medical Director”) at Nobilis Health Network, Inc. and at the acute care hospital known as Hermann Drive Surgical Hospital located at 2001 Hermann Drive, Houston, Texas (the “Hospital”), which is operated by a Nobilis affiliate entity, and perform the administrative duties set forth on the attached Schedule A. Notwithstanding the foregoing, in addition to Physician’s activities at the Sugar Land Clinic, the SW Freeway Surgery Center, and all other clinics currently existing in the Houston Metropolitan area, which activities account for the predominate part of Physician’s activities on behalf of Nobilis, Physician hereby agrees to continue to provide temporary and/or limited professional medical services to facilitate professional services at all clinics listed on the Asset Purchase Agreement, defined below, at the dates and times mutually agreed to in advance by Nobilis and Physician. Furthermore, Physician acknowledges and understands that so long as Physician is employed under this Agreement, Physician shall do all of the following:

(a)Physician shall keep and maintain (or cause to be kept and maintained) in a timely fashion accurate and appropriate medical records in connection with all professional medical services rendered by Physician under this Agreement and timely prepare and attend to, in connection with such services, all reports, claims, and correspondence necessary and appropriate in the circumstances or as Nobilis may from time to time require;

(b)Physician shall comply with the policies, procedures, protocols, bylaws, orders, rules, and regulations of Nobilis and of any institutions at which Physician will from time to time perform services for or on behalf of Nobilis;

(c)Physician shall participate in utilization review and management, quality improvement, quality assurance, peer review, risk management and surveys for information deemed appropriate by Nobilis;

(d)Physician shall promote to the extent permitted by law, applicable canons of professional medical ethics, and Nobilis’s corporate compliance program, the professional practice of Nobilis;

(e)Physician shall, to the satisfaction of Nobilis, devote Physician’s time and best efforts to provide medical services for Nobilis’s patients and otherwise further properly the interests of Nobilis;

(f)Physician shall comply with the ethics of the medical professional and all federal, state, and municipal laws, ordinances, and regulations relating to or regulating the practice of medicine and any subspecialty thereof which Physician is practicing under this Agreement;

(g)Physician shall be subject to Nobilis’s reasonable direction and control with respect to activities on behalf of Nobilis, including but not limited to, the assignment of patients, the setting of working hours, the setting of vacations and leaves, the times which Physician will be on call, and the establishment of professional policies and procedures, provided such schedules are set with reasonable advance notice and mutually agreed to by Nobilis and Physician;

(h)Physician shall not pursue any activity which materially interferes with Physician successfully carrying out Physician’s duties under this Agreement;

(i)Physician shall participate in professional activities consistent with the maintenance and improvement of Physician’s professional skills, such as attendance at professional conventions and post-graduate seminars and participation in professional societies;

(j)Physician shall participate in other duties of Nobilis as mutually agreed to by Physician and Nobilis, as reasonably requested or required by Nobilis and as required of similarly situated physicians, take such “on duty” and “on call” assignments at night and on Saturdays, Sundays and holidays, rotated in a reasonable manner at locations reasonably requested by Nobilis and as mutually agreed upon between Physician and Nobilis; and such other normal duties one would have as an employee of Nobilis. Notwithstanding the foregoing, Physician shall not be required to take hospital call but will be required to maintain hospital privileges as reasonably recommended by Nobilis.

(k)Physician shall be courteous and respectful of the rights and dignity of patients with which Physician shall come into contact and shall work cooperatively with other physicians and administrative staff of Nobilis.

(l)Physician shall immediately transfer and deliver to Nobilis as its property any expense reimbursement or income subsidy or other financial assistance received by Physician. In the event any such expense reimbursement, income subsidy, or other financial assistance cannot be transferred to Nobilis, Physician shall be entitled to retain such amounts, and the compensation and other benefits to which Physician would be entitled under this Agreement shall be reduced and offset by any such amounts retained by Physician. This provision shall not apply to Physician’s activities that are excluded from the Covenant Not to Compete at Attachment C.

(m)Physician shall not, without the express prior written consent of Nobilis, which consent shall not be unreasonably withheld, engage in promotional activity for himself/herself for professional services other than on behalf of and for the benefit of Nobilis. This provision shall not apply to Physician’s activities that are excluded from the Covenant Not to Compete at Attachment C.

(n)Physician shall not refer any patients entitled to healthcare benefits under a government funded healthcare program, including but not limited to, Medicare, Medicaid, and Tricare, for treatment at any Nobilis Health Corp. surgery center or hospital or any Nobilis Health Corp. affiliated surgery center or hospital that does not treat patents entitled to benefits under a government funded healthcare program.
2.Employee Status. Except as otherwise set forth herein, Nobilis shall be responsible to direct, control, and supervise the duties and work of Physician; provided, however, Nobilis shall not impose employment duties or constraints of any kind that would require the Physician to infringe upon the ethics of the medical profession, to violate any law, or to differ materially and adversely from those duties placed on any other physician employee or affiliated physician of Nobilis. Physician has no authority to enter into any contract binding Nobilis or to create an obligation on behalf of Nobilis without written authorization from Nobilis.

3.Medical Decisions. Physician’s decisions regarding the diagnosis and treatment of patients are solely the province of Physician, and all such decisions shall be the responsibility of Physician to be rendered in accordance with the standards of medical practice in the community.

4.Temporary and Permanent Disability. If during the term of this Agreement, Physician shall be unable, in the estimation of the Nobilis Board (the “Board”), due to injury or sickness, to perform the essential functions of Physician’s duties under this Agreement, with or without reasonable accommodation, Nobilis shall continue to pay Physician the full monthly compensation in the amount determined under Attachment A hereof for a period not to exceed the exclusionary period of the disability income policy.

Thereafter, if Physician is still unable, in the estimation of the Board, due to injury or sickness, to perform the essential functions of Physician’s duties under this Agreement, with or without reasonable accommodation, Physician may remain an employee of Nobilis as a disabled physician and Nobilis shall discontinue payment of all compensation, including Base Compensation. Upon a determination of a physician, engaged either by the Physician or by Nobilis, that Physician is permanently disabled, this Agreement shall be terminated, unless otherwise extended by the mutual agreement of the Physician and Nobilis, and Physician shall be eligible for the Compensation upon Termination set forth in Attachment B. Physician shall submit to a reasonable number of examinations by a physician selected by Nobilis to make the determination of disability, and Physician hereby authorizes the disclosure and release to Nobilis of such determination and all supporting medical records that are relevant to a determination related to the Physician’s ability to render safe, quality medical services. If at any time prior to termination of this Agreement Physician ceases to be disabled, Physician may return to full-time employment with Nobilis under the terms and conditions of this Agreement

IV.	COMPENSATION AND BENEFITS

1.Compensation. As compensation for services rendered to Nobilis during the Term of this Agreement, Physician shall receive and Nobilis shall pay the compensation recited in Attachment A, attached to and incorporated in this Agreement.

2.Benefits. Physician shall be entitled to participate in the employment-related benefits described in Attachment A, attached to and incorporated in this Agreement,

3.Leave and Holidays. Physician shall be entitled to such personal time off (“PTO”), continuing medical education (“CME”) leave, bereavement leave, and other leaves of absence, and holidays, pursuant to company-wide policy implemented by Nobilis human resources and as made available generally to other physicians employed by Nobilis, as may be set out from time to time by Nobilis. As of the Effective Date of this Agreement, Physician is entitled to seven (7) weeks of PTO and ten (10) working days of leave for CME activities.1 Physician hereby acknowledges that his PTO and CME includes the sum of all Nobilis’ permitted PTO and CME for employed physicians and medical directors and is not in addition to the PTO and CME allotted to employed physicians.

4.Professional Society Membership. Physician is encouraged to join such medical associations and societies as are appropriate to Physician’s field of medicine.

5.Continuing Medical Education. Physician is encouraged and is expected, from time to time, to attend meetings, conventions, post-graduate courses and seminars, and other educational meetings in Physician’s field of medicine.

V.	CONDITIONS DURING EMPLOYMENT

1.Case Records and Histories. All case records, case histories, x-ray films, or personal and regular files concerning patients consulted, interviewed, examined, treated, or cared for by Physician during Physician’s employment with Nobilis shall belong to and remain the property of Nobilis; provided, however, that upon termination of this Agreement, Physician shall have the opportunity, within twelve (12) months after such termination, to reproduce at Physician’s own expense and at times agreeable with Nobilis, any of such patient’s records, histories or files. In the event that Nobilis is dissolved or liquidated during such time as this Agreement is in effect, all files, documents, and records relating to each patient shall be delivered to the physician designated in writing by the patient or in the absence of such designation to the physician who had the responsibility for the care of such patient.

2.Facilities and Expenses Provided by Nobilis. Nobilis shall provide and maintain (or cause to be provided and maintained by any hospital or clinic, if appropriate) such facilities, equipment, and supplies as are customary and reasonably necessary for Physician’s performance of Physician’s professional duties under this Agreement.

3.Loyalty. Except as otherwise set forth in Attachment C and Schedule 4.6 of that certain Asset Purchase Agreement dated January 6, 2017 between Physician and Northstar Healthcare Acquisitions, LLC and Nobilis Health Corp. (the “Asset Purchase Agreement”), Physician shall devote substantially all of Physician’s best efforts to the performance of Physician’s duties under this Agreement. During the term of this Agreement, Physician shall not at any time or place whatsoever, either directly or indirectly, without the prior written consent of Nobilis, engage in the practice of medicine or surgery to any extent whatsoever, except under and pursuant to this Agreement, and all fees and other income attributable to Physician’s professional services during the term of this Agreement shall belong to Nobilis. Physician may expend reasonable amounts of time in teaching, scientific and clinical study activities, and charitable and professional activities (“Other Activities”) so long as such activities do not interfere with the obligations of Physician under this Agreement or violate Article VII hereof. All remuneration to Physician for Other Activities shall be retained by Physician; provided, however, that Physician’s undertaking of Other Activities shall not use Nobilis’s assets or personnel to a substantial extent (as determined by Nobilis in its sole and reasonable discretion) or, in the alternative, the substantial use of Nobilis’s assets or personnel shall be first approved by Nobilis, which approval shall not be unreasonably withheld.

4.Medical Staff Privileges. Physician shall obtain and maintain unrestricted medical staff privileges at one or more hospitals and surgery centers mutually agreed to by Physician and Nobilis.

5.Malpractice Claims, Board Investigations and Peer Review Notes. Physician represents and warrants that, to the best of his knowledge, Physician is not currently a party to any lawsuits or investigations involving Physician’s practice of medicine, except as expressly disclosed in Attachment D which is attached to this Agreement and incorporated by reference. Physician further represents and warrants that, to the best of his knowledge, Physician knows of no facts that would reasonably cause him to believe that such an action or investigation would be initiated. Physician shall promptly notify Nobilis of any pending or threatened malpractice claim or demand for payment made against Physician, or incident which is likely to give rise thereto, and provide such related information as to such claim, demand, or incident as Nobilis may request. Furthermore, Physician shall promptly notify Nobilis of any action or investigation taken by any licensure board to restrict or revoke Physician’s license to practice medicine, and of any action taken by a hospital to investigate, restrict, or terminate Physician’s medical staff privileges. Additionally, Physician shall promptly notify Nobilis of any notification or determination received by Physician from a utilization or quality control peer review organization.

6.Assignment of Right to Bill. As a condition of Physician’s employment hereunder, Physician hereby assigns to Nobilis any right Physician might have from time to time to bill any private third-party payor for professional services rendered during the Term of this Agreement. Physician acknowledges that Nobilis shall submit these billings in its own name, and that Physician is hereby precluded from billing any third-party payor for Physician’s professional services rendered pursuant to this Agreement.

VI.	TERMINATION

1.Termination. This Agreement may be terminated in accordance with the terms and conditions of Attachment B, which is attached to and incorporated in this Agreement.

2.Right of Offset. In the event of termination of this Agreement for any reason, Nobilis shall be entitled to withhold reasonable amounts due to Physician under this Agreement and apply such amounts withheld against any obligations owed to Nobilis by Physician. Physician shall receive a credit on any obligations to which such withheld amounts are applied and upon reasonable notice to Nobilis, Physician and Physician’s counsel/consultants shall be given access to Nobilis’ books and records during typical business hours to validate any such amounts.

VII.	COVENANTS

1. Covenants. As a condition of employment, Physician agrees to be bound by the covenant not to compete and the covenant not to solicit described in Attachment C, which is attached to and incorporated in this Agreement.

VIII.	MISCELLANEOUS

1.GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED, AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. EXCLUSIVE VENUE FOR ANY ACTIONS ARISING UNDER THIS AGREEMENT SHALL BE IN A COURT OF COMPETENT JURISDICTION IN HARRIS COUNTY, TEXAS.
2.Authority to Contract. Each Party represents and warrants that such Party is authorized to enter this Agreement and to be bound by its terms.

3.Notices. Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing and personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, to Physician’s last known residence in the case of Physician or to its principal office in Houston, Texas (to the attention of the President), in the case of Nobilis. Notice shall be deemed given (i) if delivered personally, upon delivery; and (ii) if given by mail, the earlier to occur of actual receipt or three (3) days after deposit in the mail.

4.Modification. This Agreement shall not be modified or amended except by a written document executed by both Parties to this Agreement, and such written modification(s) shall be attached to this Agreement.

5.Assignment. This Agreement shall not be assigned by either Party without the express written consent of the non-assigning Party; provided, however, Nobilis may assign this Agreement to an entity wholly-owned or affiliated with Nobilis which is authorized by law to employ physicians to engage in the practice of medicine.

6.No Third Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies on any persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, or to give any third persons any right of subrogation or action against any Party.

7.Waiver. No waiver by either of the Parties of any failure by the other Party to keep or perform any provision, covenant, or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, covenant, or condition. All rights and remedies granted or referred to in this Agreement are cumulative; resort to one shall not preclude resort to another or any other right or remedy provided by law.

8.Headings. The headings set forth in this Agreement are for convenience only and shall have no bearing whatsoever on the actual content of this Agreement.
9.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument, with one counterpart being delivered to each Party. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

10.Additional Documents. Each of the Parties shall execute any document or documents that may be reasonably requested from time to time by the other Party to implement or complete such Party’s obligations under this Agreement.

11.Attorney’s Fees. In any action brought to interpret or enforce this terms and provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and court costs in addition to any other relief that may be awarded or granted.

12.Impossibility of Performance. Neither Party shall be liable nor deemed to be in default for delay or failure in performance under this Agreement or other interruption of services deemed to be a result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failures of transportation, or any other event beyond the reasonable control of the Party.

13.Severability. In case any one or more of the terms or provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained in this Agreement.

14.Compliance with Law. The Parties enter into this Agreement with the intent of conducting their relationship in full compliance with applicable federal, state, and local laws, including, but not limited to, the Medicare/Medicaid anti-fraud and abuse statutes and regulations, the Health Insurance Portability and Accountability Act of 1996, as amended, the Texas Medical Practice Act, and the Texas Health and Safety Code. Notwithstanding any unanticipated effect of any of the provisions in this Agreement, neither Party shall intentionally conduct itself (and shall take particular care to assure that no employee or agent of the respective Party conducts itself) under the terms and conditions of this Agreement in a manner that constitutes a violation of any law or in a manner that would jeopardize either Party’s participation in any federal or state healthcare program, including, without limitation, Medicare or Medicaid. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency, or legal counsel of Nobilis or Physician in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, Nobilis and Physician shall engage in commercially reasonable negotiations to amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between Nobilis and Physician.

15.Dispute Resolution. In the event of any dispute between the Parties arising out of or relating to this Agreement, or the alleged breach thereof, the Parties shall promptly meet in a good faith effort to resolve the dispute. If the dispute is not resolved within 30 days after the first meeting on that topic, each Party shall be free to pursue and exercise any and all legal rights and remedies available to them. The Parties shall be free to submit any unresolved dispute to any form of alternative dispute resolution they deem appropriate or, absent such agreement, the dispute shall be submitted to the state or federal courts located in Harris County, Texas, which forum, the Parties specifically agree, is a proper and convenient forum. The Parties further agree to submit to the jurisdiction of the state or federal courts located in Harris County, Texas, and waive the right to challenge personal jurisdiction and/or subject matter jurisdiction in said courts. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT THIS AGREEMENT.

16.ENTIRE AGREEMENT. THIS AGREEMENT, INCLUDING THE ATTACHMENTS IDENTIFIED AND INCORPORATED BY REFERENCE, CONSTITUTES THE SOLE AND COMPLETE UNDERSTANDING OF THE PARTIES AND SUPERSEDES ANY PRIOR WRITTEN OR ORAL AGREEMENTS OR UNDERSTANDINGS BETWEEN THEM CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT. THIS AGREEMENT AND ITS ATTACHMENTS FURTHER CONTAIN THE ENTIRE AGREEMENT BETWEEN THE PARTIES CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO REPRESENTATIONS, WARRANTIES, COVENANTS, PROMISES, AGREEMENTS, ARRANGEMENTS, OR UNDERSTANDINGS, ORAL OR WRITTEN, EXPRESS OR IMPLIED, BETWEEN THE PARTIES WHICH ARE FULLY EXPRESSED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first written above.

NOBILIS: Nobilis Health Network, Inc.	PHYSICIAN: Carlos R. Hamilton III, M.D.
By:	Carlos R. Hamilton III, M.D.
Date:	Date:

SCHEDULE A MEDICAL DIRECTOR DUTIES

Medical Director Duties. Physician shall provide the following administrative services in his capacity as Medical Director at the Hospital and at Nobilis Health Network, Inc.:

(a)	Provide administrative direction relating to medical services provided in the Hospital, including the development of new and existing programs, services and policies for the Hospital.

(b)	Assist in the development of an annual operating and capital budget for the Hospital.

(c)
Make recommendations to Nobilis on selection and utilization of space, furnishings and equipment for the Hospital and assist in the selection, operation and maintenance of equipment and the acquisition of supplies.

(d)	Make recommendations to Nobilis on recruitment and employment of professional and administrative personnel.

(e)	Assist Nobilis in training and educating personnel regarding procedures and techniques and use of equipment in the Hospital.

(f)	Assist Nobilis in community education efforts regarding Nobilis services.

(g)	Be knowledgeable and provide consultation and input on development and implementation of operational policies and programs to comply with directives of federal and state regulatory agencies that may affect Nobilis.

(h)
Prepare reports to Nobilis and evaluate reports by others to Nobilis with respect to the Hospital and cooperate with the administrators of Nobilis, all as necessary to carry out the Physician’s obligations in accordance with this Agreement.

(i)	Assist Nobilis in formulating and implementing policies and procedures for patient care delivery at the Hospital.

(j)
Assist Nobilis in formulating, implementing and monitoring policies and programs for quality assessment, performance improvement, utilization review, risk management programs and cost reduction measures in the Hospital.

(k)	Represent Nobilis in local, state and national associations.

(l)	Assist Nobilis in maintaining any accreditation, licensure, certification, qualification or registration pursuant to federal or state law, regulations and policies.

(m)	Perform other duties as may from time to time as agreed to by Physician and Nobilis.

ATTACHMENT A COMPENSATION AND BENEFITS

1.Compensation. As consideration for performing Physician’s professional duties described herein during the Initial Term, Physician shall receive an annual base salary of Five Hundred Thousand Dollars ($500,000.00) plus Thirty Thousand Dollars ($30,000.00) as compensation for Physician’s supervision of non-physician practitioners mutually agreed to by Physician and Nobilis for a total base salary of Five Hundred Thirty Thousand Dollars ($530,000.00) (as may hereinafter be adjusted based on the terms below, the “Base Salary”). In addition, Physician shall receive compensation in the amount of One Hundred Thousand Dollars ($100,000.00) as consideration for performing the Medical Director duties described herein (the “Medical Director Salary”). The Base Salary and the Medical Director Salary shall be payable by Nobilis in cash in equal installments biweekly or according to Nobilis’ standard payroll schedule, subject to applicable withholding as authorized by law. As a condition to receiving the Base Salary, at all times during the Initial Term Physician must maintain personally performed work relative value (“wRVU”) productivity at the then current MGMA 25th percentile for productivity for Interventional Radiologists in the Southern Region (“wRVU Threshold”). In the event that the wRVU Threshold is not met or it reasonably appears that it will not be met, Nobilis may reduce Physician’s Base Salary proportionately (“Base Salary Reduction”). This wRVU Threshold will be prorated for any partial years. Nobilis shall advise Physician of any Base Salary Reduction at least ninety (90) days in advance, and Base Salary Reductions shall occur no more often than annually.

2.wRVU Performance Bonus. In addition to the Base Salary, Nobilis shall pay Physician an annual productivity bonus on a quarterly basis based on personally performed wRVUs generated by Physician during the Term (the “Productivity Bonus”). Specifically, should Physician’s wRVU productivity exceed the wRVU Threshold, a Productivity Bonus payment will be paid to Physician calculated by taking the difference between Physician’s actual wRVU productivity and the wRVU Threshold, multiplied by a bonus conversion factor of Fifty Five Dollars ($55) per wRVU.

3.Quality Bonus. In addition to the Base Salary and Medical Director Salary, Nobilis shall allocate up to One Hundred Thousand Dollars ($100,000) per calendar year during the Term (prorated for any period of time less than a full calendar year) to a quality bonus and will pay to Physician any such amounts if (1) certain quality goals, which are listed below, are met or exceeded (“Goals”), and (2) Physician’s productivity meets or exceeds the wRVU Threshold (“Quality Bonus”). With the exception of the clinic accreditation Goal, the dollar value of each Goal is a maximum of Fifteen Thousand Dollars ($15,000.00). Excluding the Quality Bonus applicable to the accreditation Goal, which shall be paid within the thirty (30) days following notice of clinic accreditation, the Quality Bonus shall be paid on or before January 31 of the calendar year following the year in which such Quality Bonus is earned. In the event that Nobilis is not able to operationalize/measure a Goal, the Quality Bonus applicable to that Goal shall be allocated equally among the remaining Goals.

The metrics for the 2017 Quality Bonus are attached and incorporated herein as Exhibit 1. Nobilis reserves the right to revise the Quality Bonus metrics from time to time upon mutual agreement with Physician. The Goals and value of each Goal for years after 2017 shall be mutually agreed to by Nobilis and Physician.

4.Stock Options. As additional compensation, Physician will participate in Nobilis Health Corp’s (“NHC”) stock option plan. NHC will issue to Physician, pursuant to the terms of the First Amended Stock Option Plan (the “Plan”) and subject to approval by NHC’s Board of Directors, stock options to purchase One Hundred Fifty Thousand (150,000) shares of Common Stock of NHC (the “Options”) in three (3) equal installments to occur upon (i) the execution of this Agreement; (ii) the first anniversary of the Effective Date; and (iii) the second anniversary of the Effective Date. The strike price for each option will be the lowest price permissible pursuant to both the Plan, as amended from time to time, and the rules of the stock exchange upon which NHC’s common stock is traded.

5.Employment-Related Benefits. Physician is entitled to participate in any 401(k) plan, profit-sharing plan, or similar benefit plan, and group life, health, accident, disability, and professional liability insurance or benefits, or other employee benefits available generally to physicians employed by Nobilis to the extent permitted by such plans and the applicable statutes and regulations, as set out in the employee handbook, subject to modification in Nobilis’s sole discretion. Nobilis is under no obligation to provide any specific benefit at any time. In addition, Physician is entitled to the following:

(a)CME stipend of $7,000 per calendar year;

(b)Membership fees and/or dues for the Society of Interventional Radiology, American College of Phlebology, American Venous Forum and Texas Medical license fees;

(c)	Professional liability insurance premium;

6.Automobile Expenses. Physician, at Physician’s own expense, shall furnish Physician’s transportation to the extent required for Physician to perform the services and obligations required of Physician pursuant to this Agreement and shall keep any vehicle used for such purpose properly insured.

7.Other Expenses. Physician may from time to time incur ordinary, necessary, and reasonable expenses for the promotion of the business of Nobilis, including expenses for entertainment and other items of a business promotional nature, including, but not limited to, travel and entertainment, dues to professional societies, subscriptions and fees, educational expenses, and similar items.

1.	Insurance.

(a)Professional Liability Coverage. Nobilis shall provide professional liability insurance coverage for patient care services performed by Physician within the scope of Physician’s duties under this Agreement and shall obtain such coverage from such insurers as Nobilis may from time to time determine. The coverage of such policy shall not be less than
$500,000 per occurrence and $1,000,000 aggregate. Physician may obtain, at his sole expense, such primary, supplemental, or additional professional liability insurance coverage as Physician desires.

(b)Tail Coverage. In the event professional liability coverage for Physician is provided on a “claims made” basis and extended reporting coverage (“tail coverage”) is required upon termination of Physician’s employment to continue the coverage protection of Nobilis, Nobilis shall obtain tail coverage, shall pay the premium for such tail coverage, and shall provide Physician with evidence of tail coverage upon request. In the event Physician is terminated for cause, Physician shall obtain tail coverage and shall pay the premium for such tail coverage. Further, if Physician is terminated for cause, Nobilis shall have the right to obtain reasonable tail coverage, pay the premium for the tail coverage and deduct the amount of such premium from any amounts otherwise due Physician under this Agreement or any other agreement between Nobilis and Physician. Physician shall provide Nobilis with evidence of such tail coverage upon request.

(c)General Liability Policy. Nobilis shall include Physician under Nobilis’s general liability policy, including coverage of Physician’s use of his automobile for professional duties under this Agreement, and Nobilis shall provide evidence of such coverage to Physician within thirty (30) business days of Physician’s request for same. If permitted by applicable state laws, Nobilis shall further maintain liability coverage for intentional torts, fraud, liability in the workplace (harassment, discrimination, wrongful termination, etc.), and punitive damages.

ATTACHMENT B

I.	TERMINATION

1.Immediate Termination by Nobilis. This Agreement shall terminate immediately upon the occurrence of one any of the following events:

(a)The suspension, limitation, revocation, or cancellation of the Physician’s license to practice medicine in the State of Texas or Physician’s Board certification (or recertification) in the field of Interventional Radiology;

(b)	Nobilis’s inability to procure professional liability coverage for Physician;

(c)	Suspension, revocation, or cancellation of Physician’s DEA license;

(d)The restriction, suspension, or revocation of the Physician’s participation in the Medicare and/or Medicaid programs;

(e)The conviction of Physician of a felony or misdemeanor involving moral turpitude;

(f)Physician (i) failure to provide medical care to patients in a manner consistent with the standards established in the community and/or reasonable standards established by Nobilis, (ii) has a Final Adverse Action (as defined in 42 U.S.C. Section 1320a-7e) taken against him/her or enters into a settlement of a matter wherein the allegations, if true and pursued to judgment would have resulted in a Final Adverse Action, or (iii) failure to comply with any state or federal laws, rules or regulations;

(g)	The death of Physician.

2.For Cause Termination by Nobilis. This Agreement may be terminated for cause by Nobilis upon the occurrence of any of the following events which remains uncured for a period of ten (10) days following notice to Physician:

(a)Physician’s failure or refusal to perform faithfully and diligently the duties required under this Agreement or to comply with the provisions of this Agreement;

(b)Physician’s failure or refusal to substantially comply with the policies, standards, and regulations of Nobilis, including, but not limited to, utilization management, quality improvement, or credentialing policies, which from time to time may be established by the Board;

(c)The permanent disability of Physician as defined in Article II, Section 4 of this Agreement;

(d)Physician’s engaging in conduct amounting to fraud, dishonesty, gross negligence, willful misconduct, or conduct that is unprofessional, unethical, or detrimental to the reputation, character, or standing of Nobilis or its physician employees or affiliated physicians;

(e)Physician’s revocation of Physician’s assignment to Nobilis (or Nobilis’s designee) of the right to bill and collect for all professional services performed by Physician;

(f)In the event that failure to terminate Physician’s employment would be inconsistent with, or detrimental to, appropriate patient care;

(g)Physician commits a breach of any obligation under this Agreement, provided Physician has not remedied the violation to the reasonable satisfaction of Nobilis or provided a plan to remedy such violation, which plan is acceptable to Nobilis in its reasonable judgment, within fifteen (15) days of receipt of written notice of the violation from Nobilis, which notice shall state with reasonable particularity the alleged violation;

(h)Habitual drunkenness, drug addiction or similar impairment, including failing any drug test requested by Nobilis;

(i)Failure or inability of Physician to remain credentialed by payors representing seventy-five percent (75%) or more of the collected revenue as of the Effective Date of this Agreement, however, this provision shall not apply if Physician’s failure to remain credentialed due to an act or omission of Nobilis;

(j)Failure or refusal of Physician to provide Nobilis with information reasonably requested by Nobilis for Nobilis to evaluate whether Physician is in violation of this Agreement or has committed any act or omission which might constitute cause for termination.

3.For Cause Termination by Physician.    This Agreement may be terminated for cause by Physician upon the occurrence of any of the following events:

(a)Failure of Nobilis to pay to Physician any undisputed amount of compensation, including bonus compensation, as due and when due;

(b)	The substantial change to Physician’s duties;

Nobilis;

(c)	The assignment of this Agreement to an entity that is not majority owned by

(d)	A reduction to Physician’s Base Salary or Medical Director compensation by more than fifteen percent (15%);

(e)	The termination of Physician’s position as Medical Director;
(f)The restriction, suspension, revocation or exclusion of Nobilis or any of its officers, directors, or senior management, from participation in government funded healthcare programs; the investigation of Nobilis or any of its officers, directors, or senior management by an enforcement agency for criminal acts involving the activities of Nobilis;
(g)Nobilis applies for or consents to the appointment of a receiver, trustee or liquidator of Nobilis or of all or a substantial part of Nobilis’s assets, files a voluntary petition in bankruptcy, makes a general assignment for the benefit of creditors or files a petition or an answer seeking reorganization or arrangement with creditors to take advantage of any insolvency law, or if a final order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Nobilis bankrupt or insolvent or approving a petition seeking reorganization of Nobilis or appointing a receiver, trustee or liquidator of Nobilis or of all or a substantial part of its assets; or

(h)Nobilis commits any other breach of any obligation under this Agreement, provided Nobilis has not remedied the violation to the reasonable satisfaction of Physician or provided a plan to remedy such violation, which plan is acceptable to Physician in his reasonable judgement, within fifteen (15) days of receipt of written notice of the violation from Physician, which notice shall state with reasonable particularity the alleged violation.
4.Termination Without Cause. Physician or Nobilis shall have the right to terminate this Agreement without cause at any time upon ninety (90) days prior written notice to the other Party. In the event Nobilis releases Physician prior to the expiration of ninety (90) days from the date of notice, Nobilis shall pay to Physician any compensation and benefits to which Physician would be entitled if he continued to render services throughout the ninety (90) day notice period.

II.	COMPENSATION PAYABLE UPON TERMINATION OF THIS AGREEMENT

1. Compensation Upon Termination. Upon termination of this Agreement for any reason, Physician shall be entitled to receive only the compensation earned through the date of termination, including any Productivity Bonus and Quality Bonus compensation prorated through the date of termination, in accordance with the terms and conditions of Attachment A to this Agreement and shall not be entitled to any additional compensation whatsoever, which compensation shall be paid by Nobilis to Physician within thirty (30) days following the date of termination.

III.	PATIENT RECORDS

1. Access to Patient Information and Records after Termination. Notwithstanding anything in this Agreement to the contrary, after cessation of Physician’s employment, at Physician’s request, Nobilis will permit Physician to access a list of patients whom Physician has seen or treated within the 12-month period immediately preceding cessation of Physician’s employment with Nobilis, At reasonable times and with proper written patient authorization, Physician shall have the privilege to access and obtain copies of the medical records of any patient. Physician agrees to pay the fees charged by Nobilis for such copies of medical records, which shall be reasonable in accordance with the rules of the Texas Medical Board at 22

Tex.
Admin. Code § 165.2 or corresponding provision in any future statute or regulation. Such list of patients or medical records will be in a format not different than that by which such records are maintained by Nobilis unless a different format is mutually agreed to in writing by Physician and Nobilis.

ATTACHMENT C CONFIDENTIALITY, COVENANT NOT TO COMPETE AND NON-SOLICITATION COVENANT

1.Background. Physician will acquire, at the outset and during the course of Physician’s employment with Nobilis, certain valuable, proprietary, and confidential information concerning Nobilis, including but not limited to, the patients of Nobilis; the services provided by Nobilis; the referring physicians, hospital administrators, health insurers, third party payors, employers, and employees with which Nobilis has relationships; the business operations of Nobilis, including organizational documents, employment and independent contractor agreements, vendor contracts, accounting methodologies, policy and procedure manuals, forms, protocols; third party payor contracts; policies, trademarks, service marks, designs; the clinical aspect of Nobilis, including protocols, policies, and procedures, patient lists, clinical trials; documentation relating to the provision of services performed hereunder; and other copyrighted, patented, trademarked, or legally protectable information that is confidential and proprietary to Nobilis (all of which is referred to as “Confidential Information”), the revelation to a third party of which would damage the practice, goodwill, and competitive position of Nobilis. Additionally, Physician will acquire at the outset access to and the benefit of the substantial positive name recognition and goodwill of Nobilis and Nobilis’s favorable relationships with patients, referring physicians, hospital administrators, health insurers, third party payors, employers, and employees. Physician is entering into the Employment Agreement for, among other purposes, the purpose of making and binding Physician to the covenants regarding confidentiality, non-solicitation, and non-competition contained in this Attachment C and without such agreement of Physician to be so bound, Nobilis would not agree to permit Physician access to and the benefits of such name recognition, goodwill, and relationships.

2.Confidential Information. Physician agrees not to use Confidential Information during the term of this Agreement or thereafter for a period of five (5) years, except in furtherance of Physician’s obligations under this Agreement, without the express, prior written consent of Nobilis. During the term of this Agreement and for a period of five (5) years thereafter, Physician shall not release, disclose, or disseminate any Confidential Information of Nobilis to any other person or entity except upon the prior written authorization of Nobilis, as specifically required by a court of competent jurisdiction, or pursuant to a subpoena or other validly issued administrative or judicial process or enforcement agency inquiry requesting the information; provided, however, that prompt notice is provided to Nobilis. In addition, Physician may disclose this Agreement and other limited documentation directly related to this Agreement as necessary to obtain professional guidance (e.g., tax advisor and legal counsel). Upon termination of this Agreement, Physician shall promptly return any Confidential Information in Physician’s possession or control to Nobilis or, at the sole discretion of Nobilis, execute and deliver an affidavit to the effect that all such Confidential Information has been destroyed.

3.Covenant Not To Compete. Physician acknowledges that Nobilis has taken risks and expended a great deal of time, effort, and resources (financial and otherwise) in developing Nobilis’s medical practice, including establishing substantial positive name recognition, goodwill, and relationships with patients, other physicians, hospital administrators, third party payors, health insurers, employers, and employees, which all give Nobilis a significant competitive advantage. Physician further acknowledges that Physician from the outset will benefit and profit significantly from Nobilis’s acceptance of Physician into its medical practice and from these expenditures of time, effort, and resources by Nobilis, including its substantial positive name recognition, goodwill, and relationships, which will permit Physician’s practice to grow and thrive. Physician acknowledges Nobilis’s legitimate business interest in protecting the value of its investment of time, effort, and resources, and its substantial positive name recognition, goodwill, and relationships with patients, referral sources, hospital administrators, third party payors, health insurers, employers, and employees, as well as in guarding against the improper use of any Confidential information. Physician agrees that this covenant not to compete is reasonably designed to protect these legitimate business interests of Nobilis. Therefore, Physician agrees that during Physician’s employment with Nobilis and for a period of twelve (12) months after the date of the termination of this Agreement for any reason, except for termination without cause by Nobilis or Physician’s termination of this Agreement with cause, Physician shall not, directly or indirectly, within a geographic area which is within a ten (10) mile radius of any of Nobilis’s or its affiliate entities’ offices as of the date of termination (“Non-Compete Radius”), establish an office to engage in the practice of medicine or become associated with any medical practice, medical group, professional association, physician-hospital organization, managed care entity, or any other entity delivering medical services, either as an employee, stockholder, investor (other than a publicly-held corporation in which Physician is not an officer, director or employee), partner, sole proprietor, agent, or consultant, which is competitive with the business of Nobilis with respect to Interventional Radiology the (“Services”), it being intended by the Parties that for the agreed period Physician will perform no act which may confer any competitive benefit or advantage on any enterprise in competition with Nobilis as it relates to the Services (“Non-Compete Covenant”). For avoidance of doubt, Physician’s contract with a payor shall not be interpreted to violate the Non-Compete Covenant merely because it applies to a patient population within the Non-Compete Radius as long as such payor contract does not require Physician to provide the Services within the Non- Compete Radius if Physicians provision of the Services would violate the Non-Compete Covenant. Notwithstanding the foregoing, the Non-Compete Covenant shall not apply to those activities set forth in Schedule 4.6 of the Asset Purchase Agreement.

4.Activities Allowed under Non-Compete Covenant. Notwithstanding the terms and conditions of the Non-Compete Covenant, Nobilis shall:

(a)Not deny Physician access to a list of patients seen or treated by Physician within one (1) year of termination of this Agreement;

(b)Provide Physician access to medical records of patients seen or treated by Physician upon proper authorization from the patient, and Nobilis shall provide such records for a reasonable fee as established by the Texas Medical Board under Section
159.008 of the Texas Occupations Code;

(c)Provide Physician access to a list of patients to patient’s medical records in the same format in which such lists or records are maintained, except by mutual agreement by Physician and Nobilis;
(d)Allow Physician to buy-out of the Non-Compete Covenant pursuant to Section 7 of this Attachment C; and

(e)Not prohibit Physician from providing continuing care and treatment to a specific patient during the course of the patient’s acute illness; provided, however, Physician shall give Nobilis written notice of any patient for whom Physician is assuming the responsibility to provide such continuing care and treatment, along with a copy of proper written patient authorization for Physician to access and/or obtain copies of the patient’s medical records.

5.Covenant Not to Solicit. Physician agrees and covenants that during the term of this

Agreement and for a period of twelve (12) months following the termination of this Agreement, Physician shall not either (i) directly as a partner, employer, agent, independent contractor, or employee, or (ii) indirectly through a corporation, partnership, affiliate, subsidiary, employer, or otherwise, unless Nobilis no longer provides the Services, or unless otherwise approved by Nobilis:

(a)
Knowingly solicit, induce, or attempt to induce, in connection with any business competitive with that of Nobilis, patients of any physician employed by or under contract with Nobilis to leave the care of such physician; or

(b)
Excluding Meagan Ong and Nisha Franklin, knowingly solicit, induce, or attempt to induce, any employee, consultant, or other persons associated with Nobilis to leave the employment of, or to discontinue their association with Nobilis or any affiliate thereof unless such employee’s or contractor’s engagement with Nobilis was terminated by Nobilis. This covenant not to solicit shall apply only to Nobilis locations at which Physician regularly performs Services during the Term of this Agreement.

6.Remedies. The Parties acknowledge and agree that (i) the covenants and restrictions contained in this Attachment C are necessary, fundamental, and required for the protection of legitimate business interests of Nobilis; (ii) such covenants and restrictions relate to matters which are of a special, unique, and extraordinary character; (iii) such covenants and restrictions are reasonable as to the time limits, geographical area, and scope of activity to be restrained; (iv) such covenants and restrictions do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Nobilis; and (v) a breach of any such covenants or restrictions will result in irreparable harm and damages to Nobilis, which cannot be adequately compensated by a monetary award. Accordingly, the Parties expressly agree that in the event of an actual or threatened breach by Physician of the obligations not to disclose or use Confidential Information or to solicit or compete contained in this Attachment C, Nobilis shall be entitled to a temporary restraining order and/or an injunction to specifically enforce the provisions of this Attachment C. Further, nothing herein shall be construed as prohibiting compensation to Nobilis for such breach or threatened breach, including the recovery of damages from Physician and for reasonable attorneys’ fees.
7.Buy-Out of the Non-Compete Covenant. The Parties stipulate and agree that a violation of the Non-Compete Covenant shall result in actual damages to Nobilis that are difficult to accurately estimate. The parties further stipulate and agree that a reasonable calculation of such damages shall be Six Hundred Thirty Thousand and No/100s Dollars ($630,000.00), and Physician shall pay such amount to Nobilis as a reasonable buy-out of Physician’s obligations to abide by the Non-Compete Covenant in the event that Physician, at Physician’s option, practices medicine, or intends to practice medicine, in violation of the Non- Compete Covenant upon termination of this Agreement.

8.Release from Covenant. Nobilis agrees that in the event Nobilis initiates the termination of Physician’s employment hereunder solely because of Nobilis’s financial need to decrease the number of physicians employed by Nobilis, if Nobilis terminates this Agreement without cause, or Physician terminates this Agreement with cause, Nobilis will release Physician from Physician’s post-employment restrictions of Paragraph 3 and Paragraph 6 above.

ATTACHMENT D DISCLOSURE OF CAUSES OF ACTION

None.

PHYSICIAN EMPLOYMENT AGREEMENT    PAGE D-1
ATTACHMENT D - DISCLOSURE OF CAUSES OF ACTION
EXHIBIT 1
2017 QUALITY GOALS

1.Accreditation Goal. Physician shall assist Nobilis to achieve Venous Testing Accreditation with the Intersocietal Accreditation Commission (“Accreditation”) for the clinic located at 4690 Sweetwater Boulevard, Sugar Land, Texas, 77479 (the “Sugar Land Clinic”). Upon achieving Accreditation at the Sugar Land Clinic, Nobilis shall pay to Physician a bonus of Thirty Thousand Dollars ($30,000) (the “Accreditation Bonus”).

2.Other Quality Goals. Nobilis shall pay to Physician a Quality Bonus of up to Seventy Thousand Dollars ($70,000), Ten Thousand Dollars ($10,000) per Goal, based on Physician meeting or exceeding the below benchmarks related to complication rates with respect to Physician’s personally performed services.

Complication Name	Benchmarks
	RFA	Phleb	USGS
DVT	< 1%1 (0.33 * $10,000)	< 1%2 (0.33 * $10,000)	< 1%4 (0.34 * $10,000)
EHIT1-4	< 2.1%1 (1.0 * $10,000)	N/A	N/A
Infection/Cellulitis requiring Antibiotics (not to include phlebitis)	< 6% (0.33 * $10,000)	< 0.3%2 (0.33 * $10,000)	< 5% (0.34 * $10,000)
Ischemic Stroke/TIA	N/A	N/A	< 0.01%2 (1.0 * $10,000)
Pulmonary Embolism (PE)	< 1% (0.33 * $10,000)	< 1% (0.33 * $10,000)	< 0.01%2 (0.34 * $10,000)
Ulceration/Skin Necrosis	< 1% (0.50 * $10,000)	N/A	< 1%2 (0.50 * $10,000)

Failure of Treated Vessels to Close	Saphenous Veins < 4% (0.50 * $10,000) Incompetent Perf. Veins < 50% (0.50 * $10,000)

RATIONALE

•
Measure post-procedure complications rates, analyze data and compare results to national benchmark (or internal benchmark if national benchmark is not available) to assure that quality care is being provided.

•	Develop and apply necessary corrective actions to improve patients’ outcome.

•	Position as a Center of Excellence and to achieve IAC Accreditation.

REFERENCES

1.
Marsh, P., Price, B. A., Holdstock, J., Harrison, C., & Whiteley, M. S. (2010). Deep Vein Thrombosis (DVT) After Venous Thermoablation Techniques : Rates Of Endovenous Heat-Induced Thrombosis (EHIT) And Classical DVT After

Radiofrequency And Endovenous Laser Ablation In A Single Centre. European Journal of Vascular and Endovascular Surgery, 40(4),

521-527.

2.
Gloviczki, P., Comerota, A. J., Dalsing, M. C., Eklof, B. G., Gillespie, D. L., Gloviczki, M. L., ... & Wakefield, T. W. (2011). The Care Of Patients With Varicose Veins And Associated Chronic Venous Diseases: Clinical Practice Guidelines Of The Society For Vascular Surgery And The American Venous Forum. Journal of vascular surgery, 53(5), 2S-48S. http://www.jvascsurg.org/article/S0741-5214(11)00327-2/pdf.

3.
Shepherd, A. C., Gohel, M. S., Brown, L. C., Metcalfe, M. J., Hamish, M., & Davies, A. H. (2010). Randomized clinical trial of VNUS® ClosureFAST™ radiofrequency ablation versus laser for varicose veins. British Journal of Surgery, 97(6), 810- 818.

4.
Thomasset, S. C., Butt, Z., Liptrot, S., Fairbrother, B. J., & Makhdoomi, K. R. (2010). Ultrasound guided foam sclerotherapy: factors associated with outcomes and complications. European Journal of Vascular and Endovascular Surgery, 40(3), 389-392.

5.	[Vasc Endovascular Surg] 2013 Apr; Vol. 47 (3), pp. 207-12. Date of Electronic Publication: 2013 Feb 20.

6.	Winterborn, R. J., & Smith, F. C. (2010). Varicose veins. Surgery (Oxford), 28(6), 259-262.

7.
Neil M. Khilnani, MD, Clement J. Grassi, MD, Sanjoy Kundu, MD, FRCPC, Horacio R. D’Agostino, MD, Arshad Ahmed Khan, MD, J. Kevin McGraw, MD, Donald L. Miller, MD, Steven F. Millward, MD, Robert B. Osnis, MD, Darren Postoak, MD, Cindy Kaiser Saiter, NP, Marc S. Schwartzberg, MD, Timothy L. Swan, MD, Suresh Vedantham, MD, Bret N. Wiechmann, MD, Laura Crocetti, MD, John F. Cardella, MD, and Robert J. Min, MD, for the Cardiovascular Interventional Radiological Society of Europe, American College of Phlebology, and Society of Interventional Radiology Standards of Practice Committees. (2010) Multi-society Consensus Quality Improvement Guidelines for the Treatment of Lowerextremity Superficial Venous Insufficiency with Endovenous Thermal Ablation from the Society of Interventional Radiology, Cardiovascular Interventional Radiological Society of Europe, American College of Phlebology, and Canadian Interventional Radiology Association. Journal of Vascular Interventional Radiology 2010; 21:14 -31. http://www.sirweb.org/clinical/cpg/Jan2010b.pdf.